Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 17, 2017, relating to the balance sheet of Vantage Energy Acquisition Corp. as of February 14, 2017, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from February 8, 2017 (date of inception) to February 14, 2017, appearing in the Registration Statement on Form S-1, Amendment No. 2, File No. 333-216129 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 10, 2017